Exhibit 10.2

PREMIUM PARTNERSHIP AGREEMENT

This Agreement between Payvision US Inc., a corporation organised under the laws of the state of Delaware, having a registered office at 101 Avenue of the Americas, 10013 NY New York (“Payvision”) and Sino Payments, Inc. a United States company, organised under the laws of Nevada having a registered office at Unit T25, GF Bangkok Bank Building, 18 Bonham Strand West, Sheung Wan, Hong Kong “Partner”) sets forth the terms of the appointment of Partner as an non-exclusive representative for the acquisition of merchants for certain credit and debit card services and as a non-exclusive reseller of the Payvision payment processing services as further described herein.

1.

Definitions: The following terms shall have the meaning set forth below:

1.1

Accepted Merchant: a Merchant accepted by Payvision and Financial Institution for the Card Services and Payment Processing Services;

1.2

Agreement: this agreement between Payvision and Partner;

1.3

Card Payment: payment by a Customer of the Purchase Price via certain credit and/or debit cards;

1.4

Card Services: the card services offered by Financial Institutions under MasterCard, VISA or any other card payment scheme and supported by Payvision, allowing Merchant to accept and effectuate Card Payments by Customers;

1.5

Card Services Agreement: the agreement between Financial Institution and/or Payvision and Merchant, whereby the Card Services are made available to Merchant;

1.6

Country of Origin: the country where Merchant is established as meant in the European Directive 200O/31/EC on certain legal aspects of information Society Services, in particular electronic commerce, in the Internal Market;

1.7

Customer: the natural person or legal entity or entities who or which has or have ordered goods and/or services from Merchant and who or which is/are formally and officially registered with a Financial Institution as the holder of a particular debit or credit card;

1.8

Effective Date: the date as of which this Agreement is effective between the parties, being Jan. 11, 2010;

1.9

Existing Merchant: a Merchant with whom Payvision has concluded an agreement, or who was contacted by Payvision or referred to Payvision by another Payvision representative or partner

1.10

Financial Institution: the acquirer of the credit card or debit card as further specified in the appendices;

1.11

Merchant: a party interested in obtaining a Merchant Account and/or payment processing;

1.12

Merchant Account: a Visa or Master Card credit card merchant account supported by the Payment Processing System;

1.13

Net Revenue: the net turnover of Payvision on a Merchant Account with an Accepted Merchant (excluding all tariffs or taxes of any kind) minus Payvision’s contributions to the relevant bank for that Account;

1.14

PCI Compliant: compliant with the regulations of the Data Security Standard as set by the PCI Security Standards Council and certified by a Qualified Security Assessor where required;

1.15

Payment Processing Services: the services enabling Merchant to accept and effectuate Card Payments via the internet;

1.16

Purchase Price: the price payable by Customer(s) to Merchant for the good(s) and/or service(s) ordered by Customer(s) from Merchant;

1.17

Service Fee: the charges, fees and prices for the Payment Processing Services as further defined in Annex 1 to the Agreement;

1.18

Trademarks: all trademarks and logo's of Payvision that exist now or in the future, both registered and non-registered, all as may be specified by Payvision from time to time;

1.19

Transaction: a Card Payment effectuated via the Payment Processing Services;

1.20

Transaction Data: the data of a Card Purchase, such as the Customer’s credit card data and the Purchase Price;

1.21

Valid Referral: the submission by Partner of a Card Services request form fully completed and executed by the referred Merchant.

2.

Appointment.

2.1

As of the Effective Date, Partner shall act for the term of this Agreement as Payvision’s non-exclusive representative for the sale of Merchant Accounts (Representative Services) and non-exclusive reseller for the Payment Processing Services (Reseller Services).

2.2

The Representative Services entail that Partner will promote and solicit Merchants for a Merchant Account with Financial Institutions in conjunction with the Payment Processing Services. The Reseller Services entail that the Partner will be entitled to offer and sell for its own account and in its own name Payment Processing Services to Merchants having a Merchant Account.

2.3

Partner’s appointment is on a non-exclusive basis and Partner understands that Payvision, the Financial Institutions and their other partners may offer the same Services in the area or to the industry or customer group that is targeted by Partner.

3.

Reseller Services.

3.1

Partner will resell the Payment Processing Services in its own name and for its own account. To this end, Partner shall connect its gateway to the Payvision Gateway to create to ability for Accepted Merchants to process Cards Payments trough Payvision. Payvision shall have no direct contact with the Merchants. The Payment Processing Services will only be available for Accepted Merchants and for the term of this Agreement.

3.2

Partner shall be free to set its own prices and conditions for the provision of the Payment Processing Services within the price range set by Payvision. However, Partner shall not make any commitments or representations towards the Merchants in regard to the Payment Processing Services that exceed the commitments and representations made by Partner pursuant to this Agreement. More specifically, Partner understands that the Payment Processing Services will only be available for the term of this Agreement and Partner will ensure to align its own obligations towards the Merchants accordingly.

4.

Representative Services.

4.1

Partner shall solicit Merchants for a Merchant Account with the Financial Institution. The Partner will guide the Merchant trough the application process for a Merchant Account.

4.2

Depending on Payvision’s business model, the application form may comprise that the Merchant will enter into a Card Services Agreement with Payvision or directly with the Financial Institution. If the Card Services Agreement is concluded with Payvision, Payvision will serve as intermediary between Merchant and Financial Institution. The Card Services are subject to the conditions as applicable at the time of the Merchant’s application.

5.

Acceptance of Referrals.

5.1

Partner acknowledges that a Financial Institution and Payvision may reject Merchant for Card Services in accordance with the acceptance criteria of the relevant Institution or if Payvision considers at its discretion such Merchant not acceptable in view of its ethical, commercial, creditworthiness or legal standards. Payvision shall communicate to Partner as soon as reasonably possible the decision to accept, reject or terminate a Merchant and advise Partner, if so requested, about the reasons for that decision.

5.2

Financial Institution may require that Merchant applies for its own merchant identification number with such Financial Institution. Partner will co-operate in providing Financial Institution with all requested information in this regard.

5.3

Partner can only claim rights in relation to a referred Merchant as further described in this Agreement if a Valid Referral was made and provided that such Merchant is not an Existing Merchant.

5.4

If Payvision decides to enter into an agreement with a Merchant referred by Partner and that was initially rejected, or with an Accepted Merchant that was previously terminated by Payvision, within six months after the initial rejection or termination, that Merchant shall qualify as an Accepted Merchant for the purposes of Partner’s rights under this Agreement.

5.5

All Partner’s rights will cease in relation to (i) a Valid Referral: after three (3) months upon Payvision’s notification that it rejected a referred Merchant; and will cease in relation to (ii) an Accepted Merchant: after three (3) months upon termination of Payvision’s agreement with that Merchant or after two (2) months upon Payvision’s acceptance of the Merchant if that Merchant has not generated traffic via the Payvision Payment Processing System in that two month period.

6.

Contact with Merchants: Payvision will have no direct contact with the Merchants in relation to the Payment Processing Services. Partner shall in principle also serve as the contact between Merchant and Payvision or Financial Institution in regard to the Card Services, but Payvision and/or Financial Institution may always opt to contact Merchants directly if they deem that necessary or desirable from an operational, legal or contractual perspective. Merchant shall ensure that it shall promptly and adequately deal with any communications in regard to the Payment Processing Services and Card Services.

7.

Support & License.

7.1

Payvision will provide Partner with all required information about the Payment Processing System and Merchant Accounts, which may entail training and product documentation. All information, data and documents provided to Partner by Payvision in relation to this Agreement shall remain the sole property of Payvision and will be returned or if stored on digital carriers of Partner, be deleted within fourteen (14) days upon termination of this Agreement. To the extent that applicable legislation requires Partner to retain a copy of said information, data or documents, Partner will inform Payvision within said period in writing of the same, identifying the relevant legislation and information, data and/or documentation to be retained.

7.2

Partner hereby receives a non-transferable, non-exclusive, terminable and royalty free license to use the Payvision trade mark and trade name to the extent such serves the purposes of this Agreement after written approval of Payvision. Partner shall observe Payvision’s instructions in regard to the use of said trade marks and name and accepts that said license may be altered or revoked at any time with immediate effect.

8.

Payment Obligations of Partner to Payvision.

8.1

Payvision will provide the Payment Processing Services to Partner against the Service Fee set forth in Appendix 1 for the transactions in the past month. Payment must be received by Payvision within 30 (thirty) days from the date of such invoice. The Service Fee will be in EURO unless agreed otherwise.

8.2

Payvision is entitled to revise the Service Fee at any time taking into account a notice period of two (2) months. If the Service Fee is revised, Partner is entitled to terminate this Agreement per the effective date of the amendment by sending Payvision a written notice within 30 (thirty) days from receipt of Payvision’s notification of the Service Fee change.

8.3

Payvision is entitled to set-off any indebtedness of Merchant towards Payvision pursuant to this Agreement with any commission due under Article 9. Partner shall not be entitled to set-off, or to withhold payments to Payvision, in connection with any amounts due to Partner by Payvision or by Financial Institution.

9.

Payment Obligations of Payvision to Partner.

9.1

Partner shall receive for a Valid Referral of an Accepted Merchant as a full and complete compensation for the Representative Services as described herein and cost incurred in relation therewith. It is specifically agreed that Partner’s commission rights are strictly limited to the Accepted Merchant and do not extent to any of the Merchant’s affiliated companies or to any parties referred to Payvision by that Merchant.

9.2

Payvision shall at all times be at liberty to alter its fee rate and/or to terminate an agreement with a Merchant without any liability or responsibility vis-à-vis Partner, when the Merchant’s business model or business category is changing. If at any time it appears that the Net Revenue calculated for any month must be adjusted due to any refund, mistake or otherwise, Payvision shall correct the excess or shortfall in commission, as the case may be, with first following commission payment or by separate payment or debit note.

9.3

Payvision will provide Partner within one month after expiry of each month with a statement of commission due for that month and will make payment of the relevant amount within fourteen (14) days from the date of the relevant statement of commission.

10.

Partner Obligations and Indemnity

10.1

Partner will oblige any Accepted Merchants in relation to the Payment Processing Services to:

10.1.1

provide such information to customers on its website and in other commercial communications to customers as is required pursuant to the laws of the Country of Origin and of those countries in which it offers its goods and/or services;

10.1.2

respect the intellectual property rights of third parties and not to infringe such rights in any way;

10.1.3

not sell any goods or services the sale of which is prohibited under the laws of the Country of Origin and of those countries in which it offers its goods and/or services;

10.1.4

comply with the EU Privacy Directive 95/46 and personal data protection laws of the Country of Origin and of those countries in which it offers its goods and/or services and to shall implement appropriate technical and organizational measures to protect personal data;

10.1.5

perform its obligations towards Customer, including but not limited to accepting responsibility for the acceptance of a Customer order, its fulfillment in an agreed upon manner, and all material warranties and guarantees or order commitments;

10.1.6

be and remain for the term of this Agreement PCI Compliant;

10.1.7

Ensure that he merchants brought in are and remain PCI complaint

10.2

Partner will indemnify Payvision and hold Payvision harmless for any and all costs (including legal fees) and damages incurred by Payvision as a result of a claim by a Customer or any other third party which is made against Payvision in connection with an (alleged) breach by Merchant of the duties contained in Clause 13(a) or on the basis of any other (alleged) fault, act or omission by Merchant or its affiliated companies.

10.3

Partner shall take reasonable precautions to ensure that the Merchant Account for Merchants introduced by Partner are not intended to and will not be used for any unlawful or fraudulent purpose and that the activities of the Merchants in relation to which the Merchant Account will be used do not violate any applicable law or regulation.

10.4

Partner guarantees compliance with the PCI regulations as defined by the PCI Security Standards Council and if necessary according the rules as set by PCI Security Standards Council certified by a Qualified Security Assessor.

10.5

Partner shall confer with Payvision and obtain its written approval prior to engaging into any promotional or advertising activities pertaining to Payvision or the Payment Processing System.

11.

Privacy

11.1

Merchant is the controller of all personal data which are given to Payvision by Merchant and/or Customer. Payvision is the data processor of such data.

11.2

Payvision will keep the Transaction Data for as long as required in order to perform its obligations under the Agreement and for the Financial Institution to comply with its obligations vis-à-vis the Customers. The period in which the Transaction Data will be stored will as a minimum equal the period granted to Customers by the Financial Institution for the making of chargebacks.

11.3

Payvision accepts no responsibility for the privacy policies of Partner or Merchants and for the processing of personal Customer data by Partner, Merchant or the Financial Institution.

11.4.

Unless it is required to do so by law or pursuant to an order from governmental authorities, Payvision will not provide any personal Customer data to third parties other than to Financial Institution to the extent such is required in order to process the payment instructions from the Customer.

12.

Service Level for Payment Processing Services

12.1

Payvision guarantees an average up time of 99.5% per month of the Payvision Payment Server on the condition of full availability of the services of its internet- and telecom providers.

12.2

In the event Payvision fails to meet the guaranteed up time during one or two or more subsequent months, it will grant Partner a discount as follows:

12.2.1

10% over the Service Fee for the first month;

12.2.2

20% over the Service Fee for the second month;

12.2.3

40% over the Service Fee for the third and any subsequent months.

12.3

The above-mentioned discount is Payvision’s sole liability with respect to the availability of the Payment Processing Services.

12.4

Payvision does not guarantee and is not responsible for any minimum response time in connection with on-line authorization of payment from a Financial Institution or availability of specific payment methods or the downtime of a financial Instution.

12.5

The Payvision Payment Server is located in a secure environment, protected by an alarm installation, and is monitored 7 days a week, 24 hours per day.

12.6

Access to the Payvision Payment Server and to the data thereon is permitted to authorized personnel of Payvision only. The data on the Payvision Payment Server are protected by a firewall. The Payvision Payment Server supports robust encryption technologies.

12.7

Since the Payment Processing Services are kept up to date with going market requirements, from time to time Payvision may adjust the content and interfaces of the Payment Processing Services. lf such adjustments lead to a necessary change in software, interfaces or operating procedures at Merchant or Partner, Payvision will notify Partner as soon as possible prior to the execution of such adjustments. The costs that are attached to making these changes are borne by Partner, whereby Partner will be at liberty to charge them to the Merchants. Payvision will keep existing interfaces or products available for at least one year after signing this Agreement, except for those circumstances where this may not reasonably be expected (including but not limited to changes in interfaces or products imposed on Payvision by Financial Institution or changes in the regulatory environment).

13.

Conduct & Competition. In all its dealings resulting from this Agreement, Partner shall at all times be guided by the rightful interests of Payvision. Partner shall promptly inform Payvision in writing about any (i) alleged or potential intellectual property right infringement pertaining to the Payment Processing Services and (ii) any defects or problems pertaining to the Payment Processing System or services provided by Payvision to any Merchant of which Partner becomes aware during the term of this Agreement. Partner shall refrain from making any remark and performing any act that it knows or should reasonably know to be or to possibly be incorrect or harmful to Payvision.

14.

Confidentiality. Partner shall not during the term of this Agreement or following its termination disclose any information in regard to Payvision, its customers, relations, suppliers or the System or other information obtained in the context of this Agreement, which Partner must reasonable understand to be of a confidential nature (“Confidential Information”). Partner undertakes to use all Confidential Information solely for the purpose of this Agreement, to disclose such information in its organization only on a need to know basis and to take reasonable precautions to avoid disclosure to parties for which the Confidential Information is not intended.

15.

No Authority. Neither party shall be entitled to make any representation or enter into any agreement or commitment on behalf of the other party unless specifically provided by this Agreement or a specific separate written and signed authorization and each party shall take reasonable precautions to avoid that any third party may believe that such authority exists. Partner shall at all time make clear to (potential) Merchants that it holds no ownership or intellectual property rights in regard to the Payment Processing System.

16.

Liability.

16.1

Payvision’s obligations and Partner’s rights in regard to the Payment Processing Services shall be limited to the discount obligations set forth in Article 12.2.

16.2

Under no circumstances shall Payvision be liable for any failure of Financial Institution to effect payment of the Purchase Price or payment of (any part of) the remittance or for any other act or omission by Financial Institution.

16.3

The liability of Payvision, including any obligation to repay any amount pursuant to a termination, either on the basis of breach or wrongful act, in relation to this Agreement is limited in aggregate to the amount of Service Fee paid to Payvision related to the Merchant in the six months prior to the act or omission on which such liability is predominantly vested.

16.4

Neither party shall be liable vis-à-vis the other party for any indirect or consequential damages, including but not limited to loss of turnover, loss of profits, loss of data and loss of business opportunity.

16.5

Nothing in this Agreement is intended to limit or exclude liability for gross negligence or wilful misconduct by either party’s executive management.

17.

Term & Termination. This Agreement has been entered into for an indefinite period of time as of the Effective Date and may be terminated at any moment by either party by giving a three (3) months written notice against the end of any calendar month. After termination, the commission for the Accepted Merchants processing through the Payvision payment services will be paid for time the Accepted Merchant is processing with Payvision with a maximum of 60 months upon termination.

18.

Law & Jurisdiction. This Agreement is subject to the laws of the state of New York and any dispute arising thereof that cannot be solved amicable shall be settled before the competent court of New York.

Signed in duplicate by:

Mr./Mrs.________________

Mr./Matthew Mecke

On behalf of Payvision

On behalf of Sino Payments, Inc.

Signature ____________________

Signature /s/ Matthew Mecke

Date

Date January 4, 2010